Exhibit 10.2
Schedule of Outside Director Fees
(as of January 1, 2007)
     Beginning on January 1, 2007, fees for non-employee members of the Company’s Board of Directors will be as follows:
•	an annual retainer of $50,000 for service on the Board of Directors, 35% of which is payable in restricted shares of the Company’s common stock issued on the first day of January each year, which shares shall be fully vested immediately but not tradable in the public markets for one year, and 65% of which is payable in cash quarterly;

•	the Audit Committee Chairman shall receive an additional annual retainer of $8,000, payable in cash quarterly;

•	the Compensation Committee Chairman shall receive an additional annual retainer of $6,000, payable in cash quarterly;

•	the Nominating and Corporate Governance Committee Chairman shall receive an additional annual retainer of $4,000, payable in cash quarterly; and

•	each board member shall be reimbursed for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at a board or committee meeting.

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